EXHIBIT 10.3

MEMORANDUM RELATING TO BONUS STRUCTURE

FOR

THOMAS O. USILTON

On October 5, 2005, the Company agreed to pay Mr. Usilton, Group Vice President, an additional $125,000 in cash compensation on the anniversary of the date of the closing of the acquisition of Gambro Healthcare for each of the following four years beginning on October 5, 2006; provided that Mr. Usilton continues to be an employee of the Company on such anniversary date. Such amount is in addition to amounts which Mr. Usilton is otherwise eligible to receive under his employment agreement with the Company.